SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 Date of Report:
                                  July 13, 1998
                                 --------------
                        (Date of earliest event reported)


                            Electric Lightwave, Inc.
                -------------------------------------------------
               (Exact name of Registrant as specified in charter)


         Delaware                     0-23393                     93-1035711
----------------------------   ------------------------      -------------------
(State or other jurisdiction   (Commission File Number)         (IRS Employer
     of incorporation)                                       Identification No.)

              4400 NE 77th Avenue, Vancouver, WA                  98662
------------------------------------------------------          --------
           (Address of principal executive offices)            (Zip Code)


                                  (360)892-1000
                                 ---------------
              (Registrant's telephone number, including area code)

                           No change since last report
                           ---------------------------
             (Former name or address, if changed since last report)

Item 5.  Other Events.
         -----------------------------------------------------------------------

This report is being filed to make available the following press release dated July 13, 1998.

      ELECTRIC LIGHTWAVE INDEPENDENCE AND STRATEGIC OPTIONS NOT LIMITED BY
                   CITIZENS UTILITIES' SEPARATION ANNOUNCEMENT
________________________________________________________________________________

      Operations Update: Provisioning System Implementation Will Temporarily
              Impact Revenue Growth Despite Strong Customer Demand

         VANCOUVER,  Wash. -- July 13, 1998 -- Electric  Lightwave Inc. (NASDAQ:
ELIX) management believes that recent fluctuations in its share price may be due to market confusion surrounding Citizens Utilities' (NYSE: CZN, CZNPr) separation announcement of May 18, 1998.

         That  announcement   stated  that  Citizens'  Board  of  Directors  had
authorized the separation of Citizens' telecommunications businesses and its public services businesses into two stand-alone, publicly traded companies.

         The announcement further stated that the separation was being made to unlock shareholder value and that Citizens' telecommunications businesses and public services businesses will be better able to pursue their own strategies and compete more effectively as separate companies. Further, the separation will enable both businesses to take full advantage of opportunities to enhance value. Citizens' telecommunications businesses consist principally of wholly owned local exchange subsidiaries with approximately 900,000 access lines in 12 states and an 83% interest in Electric Lightwave.

         Daryl A. Ferguson, Electric Lightwave's chief executive officer and Citizens president and chief operating officer said, "The separation announcement is favorable for Electric Lightwave since its largest shareholder will transition from a diversified utility into a company with a singular focus on telecommunications. In no way did this announcement suggest any limitation on Electric Lightwave's ability to remain independent or limit its ability to take any future strategic actions to enhance shareholder value."

OPERATIONS UPDATE

         Electric Lightwave continues its successful cut over to a new business systems platform. This platform enables the integration of order flow, provisioning, network monitoring and billing systems. Integration of an enhanced order flow, provisioning and billing system will occur later in 1998.

         Dave Sharkey, president and chief operating officer of Electric Lightwave said, "Upon completion, we will have the one thing that every competitive local exchange carrier wants: a scaleable provisioning system that can handle any level of increased business from the same platform."

         At the time of its first quarter earnings release on May 4, Electric Lightwave indicated that the installation of this new provisioning system would probably have a temporary impact on the company's ability to ramp-up its order processing. While demand for services remains strong, as evidenced by the company's growing revenue backlog, revenues for the second, third, and fourth quarters are likely to be approximately 8%, on average below analysts' consensus estimates. Electric Lightwave's gross margins remain at industry highs, and revenues are expected to return to double-digit quarterly growth rates late in the year.

         Sharkey added: "We are experiencing very strong demand, so this is not a demand issue - it is a temporary constraint to our provisioning ability. We continue to have confidence in our strategy and ability to execute our business plan."

         The company believes that it has the right combination of talent and resources to meet the strong demand for its voice, network and enhanced data products and in its ability to attract and retain a significant share of its target market. This was evidenced by the company's recent agreement with Qwest Communications, which was another execution step in its original business plan.

         Based in Vancouver, Wash., Electric Lightwave is a full-service integrated communications provider offering local and long distance telephone service, videoconferencing, prepaid services, broadband transport, data and Internet access services to business customers throughout the United States. Electric Lightwave's highly rated Internet backbone was recently ranked third in the nation for "Best Internet Value" by Boardwatch Magazine. Visit Electric Lightwave on the Worldwide Web at www.eli.net.

         Statements contained in this news release regarding financial results and other planned events are forward-looking statements and subject to uncertainties and risks including, but not limited to, demand for Electric Lightwave's products and services and the company's ability to successfully implement its strategies, each of which may be impacted by -- among other things -- economic, competitive or regulatory conditions. These and other applicable risks are summarized in the company's Form 10-K Annual Report for the fiscal year ended December 31, 1997.

                                   SIGNATURES
                                ----------------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            Electric Lightwave, Inc.
                            ------------------------
                                   Registrant




                              By: /s/ Kerry D. Rea
                           _____________________________
                           Vice President and Controller



Date:     July 13, 1998